Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 31, 2021, with respect to the consolidated financial statements included in the Annual Report of Comstock Holding Companies, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Comstock Holding Companies, Inc. on Form S-3 (File No. 333-196260) and Forms S-8 (File No. 333-123709 and File No. 333-182838).
/s/ GRANT THORNTON LLP
Arlington, Virginia
March 31, 2021